Exhibit 99.1

3190 Fairview Park Drive Falls Church, VA 22042-4523 www.generaldynamics.com	News

August 11, 2003
Contact: Norine Lyons
Tel 703 876 3190
Fax 703 876 3186
nlyons@generaldynamics.com

General Dynamics completes acquisition of Veridian Veridian shareholders overwhelmingly approve sale

FALLS CHURCH, Va. – General Dynamics (NYSE: GD) today completed its acquisition of Veridian Corporation (NYSE: VNX). More than 80 percent of Veridian shareholders approved the sale in a special vote held on August 7, 2003. The transaction, announced on June 9, cleared the mandatory waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act on July 28.

Under the terms of the agreement, General Dynamics will pay $35 in cash for each outstanding Veridian share. With the assumption of Veridian’s $263 million of debt, the cost of the transaction is approximately $1.5 billion. The acquisition is immediately accretive to General Dynamics’ earnings and cash flow.

Veridian’s four divisions will become part of two businesses within General Dynamics Information Systems and Technology group. Veridian’s Engineering, Information Solutions and Systems divisions are joining General Dynamics Advanced Information Systems. The Information Technology Services division is becoming part of General Dynamics Network Systems.

“We’re glad to welcome 7,300 new General Dynamics employees today,” said Ken Dahlberg, executive vice president – General Dynamics Information Systems and Technology group. “This acquisition gives us a stronger base in network security and enterprise protection;

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intelligence, surveillance and reconnaissance; information systems development and integration; chemical, biological and nuclear detection; network and enterprise management; and systems engineering expertise. The Information Systems and Technology group has been the fastest-growing part of General Dynamics. The acquisition of this fine company accelerates our growth and enhances our presence in the industry.”

General Dynamics Advanced Information Systems is a leading provider of transformational mission solutions in command and control, intelligence, surveillance and reconnaissance. More information about General Dynamics Advanced Information Systems is available at www.gd-ais.com.

General Dynamics Network Systems has been designing and building complex telecommunications networks for nearly 50 years. More than 4,000 skilled technical personnel provide design, integration, installation and support services for enterprise, wireless and space-based networks. More information about General Dynamics Network Systems is available at www.gd-ns.com.

General Dynamics, headquartered in Falls Church, Virginia, employs approximately 57,000 people worldwide and estimates 2003 revenues of $15 billion. The company has leading market positions in mission-critical information systems and technologies, land and amphibious combat systems, shipbuilding and marine systems, and business aviation. More information about the company can be found on the World Wide Web at www.generaldynamics.com.

Any “forward looking statements” contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For more information, see Forward Looking Statement on the General Dynamics web site.

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